PDI CONTACT:                                                                                            INVESTOR CONTACT:
Amy Lombardi                                                                                                        Melody Carey
PDI, Inc.                                                                                                                   Rx Communications Group
(201) 574-8663                                                                                                 (917) 322-2571
ALombardi@pdi-inc.com                                                                                      MCarey@RxIR.com
www.pdi-inc.com

PDI Reports 2009 Third Quarter Financial Results

Management will host Conference Call at 4:30 PM ET Today

SADDLE RIVER, N.J., November 5, 2009 – PDI, Inc. (Nasdaq: PDII), a leading provider of sales and marketing support to U.S. pharmaceutical companies, today reported financial and operational results for the third quarter ended September 30, 2009.

Commenting on today’s announcement, Nancy Lurker, Chief Executive Officer of PDI, Inc., stated, “Third quarter 2009 revenues of $21.0 million were lower than last year by approximately 14%.  Higher revenue in our Marketing Services business was offset by reductions in our Sales Services business. Despite lower revenue, this year’s third quarter operating loss was reduced by more than 50% compared to last year.   The reduction in operating loss was in large part due to the absence of the impact of the product commercialization contract that was in effect in 2008. However, on an adjusted basis, excluding the loss from the product commercialization contract, facilities realignment and severance charges, the third quarter 2009 operating loss is still 38% lower than last year, in large part due to our ongoing cost reduction initiatives and higher revenue in Marketing Services.

“While revenues were down in the third quarter compared to last year, as expected, they were up almost 30% over the second quarter of this year. However, the current economic climate coupled with pharmaceutical industry consolidation and downsizing, has led to a delay in gaining significant new business as many pharmaceutical companies have slowed their sales force initiatives while they continue to implement their integration and cost cutting strategies.  Our continuing discussions with current and potential clients have confirmed their intent to expand their use of CSOs as an integral part of their business strategy, although it is still too early to predict with any certainty how robust the demand will be when the market recovers.  That said, we have recently experienced an increase in the number of new business opportunities before us, lending credence to our belief that as recessionary pressures ease, the industry, and PDI, should benefit. Considering these factors and the uncertainty surrounding the duration of the U.S. recession, we approach year end and enter 2010 with a sense of caution as to the timing of gaining significant new business.

“In the interim, PDI continues to develop plans to manage in today’s environment and we are executing on our goals, including focusing on our core business, identifying areas in which to drive down expenses while reinvesting in order to bolster our competitive position, and improving asset utilization. A new virtual call center, which went live in early October, and our recently announced co-marketing agreement with Physicians Interactive, will allow us to further expand the range of integrated, value-added services we provide. We expect these and other initiatives, including a new sales force automation system designed to lower costs while enhancing the effectiveness and efficiency of our field force, to make a positive impact on both existing and new client engagements moving forward.

“We continue to focus aggressively on gaining new business while working in parallel to reduce our cost structure so that as the market improves, the impact on our earnings and profitability will be that much more pronounced. As evidence of our progress, on an adjusted basis, even with reduced revenue, we significantly reduced our operating loss in part due to our ongoing cost reduction initiatives. Our next most visible sign of cost reduction efforts will come at the end of the fourth quarter of this year when we will be relocating our corporate offices to smaller, less costly facilities in Parsippany, New Jersey. While this move will require a charge to earnings of up to $5 million, we anticipate that it will result in savings beginning in 2010.”

Financial Overview – Third Quarter 2009

For the quarter ended September 30, 2009, net revenue totaled $21.0 million, compared to $24.5 million in the same period last year.  Revenue in the Sales Services segment for the third quarter of 2009 was $17.8 million, compared to $20.0 million in the same period of 2008.  While Sales Services has gained revenue as a result of new contracts and the expansion of existing contracts, these gains were more than offset by lost revenue from the internalization of a contract sales force by a long-term client and the expiration or termination of other sales force arrangements in effect during 2008. Revenue in the Marketing Services segment for the third quarter of 2009 was $5.1 million compared to $4.5 million in 2008. A 30% increase in our Pharmakon business unit due to an increase in the number of projects was partially offset by a decrease in revenue from closing the VIM business unit in 2009.

Gross profit for the third quarter of 2009 was $6.9 million compared to $0.4 million in the same period last year. Gross profit for the Sales Services segment increased to $4.3 million from $2.8 million last year and gross profit in the Marketing Services segment increased to $2.4 million from $1.7 million in the year ago period. The impact on gross profit of lower revenue in the Sales Services segment was more than offset by lower operating costs, in large part resulting from the Company’s cost savings initiatives as well as the recognition of higher performance related fees in 2009. The increase in gross profit in the Marketing Services segment was primarily attributable to higher revenue from our Pharmakon business unit. The Company’s third quarter 2008 gross profit was negatively impacted by $4.1 million from the execution of the product commercialization agreement which was mutually terminated in the second quarter of 2009.

Total operating expenses for the third quarter of 2009 were $11.4 million compared to $10.0 million in the same period in 2008.

Other income, which is primarily interest income, declined to $30,000 in the third quarter of 2009 compared to $600,000 in 2008 due to a combination of significantly lower interest rates and lower average cash balances.

The operating loss for the third quarter of 2009 declined to $4.6 million compared to $9.6 million in the same period of 2008. On an adjusted basis, which excludes the loss from the product commercialization contract, facilities realignment and severance charges, the operating loss for the third quarter of 2009 declined 38% to $2.7 million from $4.4 million in 2008.

The net loss per share for the third quarter of 2009 was $0.32 compared to $0.63 in 2008.

Cash and cash equivalents as of September 30, 2009 were $70.6 million, a $5.6 million decline from June 30, 2009 and a $19.5 million decline from December 31, 2008. This decrease is primarily attributable to the Company’s operating losses and cash expenses related to fulfillment of commitments, which extend through December 31, 2009, under the terminated product commercialization contract.  As of September 30, 2009, the Company’s cash equivalents were predominately invested in Treasury money market funds and the Company had no commercial debt.

Conference Call

As previously announced, PDI will hold a conference call today, to discuss financial and operational results of the third quarter ended September 30, 2009 as follows:

Time:           4:30 pm (ET)
Dial-in numbers: 866-644-4654 (U.S. & Canada) or (706) 643-1203
Conference ID#: 38133586
Live webcast: www.pdi-inc.com

The teleconference replay will be available three hours after completion through Saturday, November 7, 2009 by dialing 800-642-1687 (U.S. & Canada) or 706-645-9291 and entering conference ID 38133586. The archived webcast will be available for one year on the Company’s investor website, www.pdi-inc.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  A reconciliation of these to the comparable GAAP measures is included as Exhibit A.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  For example, with respect to statements regarding projections of future revenues, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts or the failure to meet performance goals in PDI’s incentive-based arrangements with customers.  In addition, with respect to statements regarding the prospects for PDI’s future growth, actual results may differ materially based on adverse market conditions, PDI’s inability to successfully implement its strategic initiatives relating to leveraging and expanding its core CSO capabilities, expanding its range of integrated, value-added services and reducing expenses, adverse changes in outsourcing trends in the pharmaceutical industry or a reduction or elimination of the role of pharmaceutical sales representatives.  Also, with respect to statements regarding anticipated future savings relating to the impending relocation of our corporate headquarters, these savings may be offset in whole or in part by expenses associated with the lease for our current corporate headquarters unless we are able to successfully sublet this facility in a timely manner.  Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2008, and PDI’s subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue, net	$21,041	$24,496	$60,863	$87,124
Cost of services	14,182	24,084	42,152	74,423
Gross profit	6,859	412	18,711	12,701

Compensation expense	5,774	5,696	17,820	19,006
Other selling, general and administrative expenses	4,431	4,305	12,690	12,892
Facilities realignment	1,220	-	3,030	-
Total operating expenses	11,425	10,001	33,540	31,898
Operating loss	(4,566)	(9,589)	(14,829)	(19,197)

Other income, net	30	629	194	2,579
Loss before income tax	(4,536)	(8,960)	(14,635)	(16,618)
Provision for income tax	26	44	477	923

Net loss	$(4,562)	$(9,004)	$(15,112)	$(17,541)

Loss per share of common stock:
Basic	$(0.32)	$(0.63)	$(1.06)	$(1.23)
Diluted	$(0.32)	$(0.63)	$(1.06)	$(1.23)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,216	14,243	14,216	14,253
Diluted	14,216	14,243	14,216	14,253

Segment Data (Unaudited)
(in thousands)

	Sales	Marketing
	Services	Services	Eliminations	Consolidated
Three months ended September 30, 2009:
Revenue	$17,800	$5,081	$(1,840)	$21,041
Gross profit	4,347	2,447	65	6,859
Gross profit %	24.4%	48.2%	NM	32.6%
Three months ended September 30, 2008:
Revenue	$19,979	$4,517	$-	$24,496
Gross profit	2,831	1,710	-	412
Gross profit %	14.2%	37.9%	0.0%	1.7%
Nine months ended September 30, 2009:
Revenue	$52,230	$12,036	$(3,403)	$60,863
Gross profit	10,308	5,617	300	18,711
Gross profit %	19.7%	46.7%	NM	30.7%
Nine months ended September 30, 2008:
Revenue	$68,636	$19,488	$-	$87,124
Gross profit	13,876	8,441	-	12,701
Gross profit %	20.2%	43.3%	0.0%	14.6%

NM - Not Meaningful

Selected Balance Sheet Data (Unaudited)
(in thousands)
	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$70,551	$90,074

Total current assets	$93,707	$112,999
Total current liabilities	20,107	31,360
Working capital	$73,600	$81,639

Total assets	$124,925	$149,036
Total liabilities	$31,781	$41,929
Total stockholders' equity	$93,144	$107,107

Selected Cash Flow Data (Unaudited)
(in thousands)
	September 30,	September 30,
	2009	2008

Net loss	$(15,112)	$(17,541)
Non-cash items	4,605	4,992
Net change in assets and liabilities	(8,371)	6,229
Net cash used in operations	$(18,878)	$(6,320)

Change in cash and cash equivalents	$(19,523)	$(4,875)

Exhibit A

Non-GAAP Financial Measures
When we evaluate the performance of our business as a whole, we focus on results (such as gross profit, operating expense and operating income/loss) before certain types of gains and charges because such gains and charges are not a component of our ongoing income or expenses and/or may have a disproportionate positive or negative impact on the results of our ongoing underlying business operations. These non-GAAP results should not be considered in isolation and are not in accordance with, or a substitute for, GAAP results. Our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures. PDI’s management believes non-GAAP results are useful in evaluating the performance of its business; however, its reliance on these measures is limited since items excluded from such measures may have a material impact on our revenue, gross profit, operating expenses and operating loss calculated in accordance with GAAP. Therefore, investors should consider these limitations and evaluate non-GAAP results in conjunction with GAAP.

Reconciliation from GAAP to non-GAAP ("Adjusted") Financial Measures (Unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	September 30, 2009			September 30, 2008
	Revenue	Gross Profit	Operating (Loss)	Revenue	Gross Profit	Operating (Loss)
GAAP	$21,041	$6,859	$(4,566)	$24,496	$412	$(9,589)
Product commercialization(1)	-	-	-	-	4,129	4,785
Facilities realignment(2)	-	-	1,220	-	-	-
Severance(3)	-	-	600	-	-	400
non-GAAP ("Adjusted")	$21,041	$6,859	$(2,746)	$24,496	$4,541	$(4,404)

(1)
Represents costs from our PC Services segment in connection with the promotional contract that was mutually terminated in April 2009. $4.1 million is recorded within Cost of services, $0.4 million is recorded within Compensation expense and $0.3 million is recorded within Selling, general and administrative expense in the Company’s Condensed Consolidated Statement of Operations.

(2)
Relates to charges for exiting and subleasing the first floor of our Saddle River, New Jersey facility in connection with our cost savings initiative and is recorded within Facilities Realignment in the Company’s Condensed Consolidated Statement of Operations.

(3)
Relates to severance charges at our TVG business unit during the three months ended September 30, 2009 and severance charges for an executive departure during the three months ended September 30, 2008 and is recorded within Compensation expense in the Company’s Condensed Consolidated Statement of Operations.